SCHEDULE 14A

PROXY STATEMENT

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Sabre Corporation

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April 25, 2018

Re:	Sabre Corporation (NASDAQ: SABR)

Proxy Statement for 2018 Annual Meeting of Stockholders to be held May 23, 2018

To the Stockholders of Sabre Corporation:

On April 6, 2018, we filed our definitive proxy statement for our upcoming 2018 Annual Meeting of Stockholders to be held on May 23, 2018.

At the 2018 Annual Meeting, stockholders will be asked to vote on the following items:

1.	To elect Hervé Couturier, Lawrence W. Kellner, Judy Odom and Karl Peterson to our Board of Directors, each to serve a three-year term,

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2018,

3.	To amend our Amended and Restated Certificate of Incorporation (as amended, “Certificate of Incorporation”) to increase the maximum size of the Board of Directors to 13 directors,

4.	To amend our Certificate of Incorporation to declassify the Board of Directors, and

5.	To hold an advisory, non-binding vote on the compensation of our named executive officers.

Director Nominees

The Board of Directors recommends that stockholders vote FOR the election of each of Hervé Couturier, Lawrence W. Kellner, Judy Odom and Karl Peterson.

Information on Director Nominees

Name and Occupation	Committee Roles	Independent	Experience Highlights
Hervé Couturier President, Kerney Partners	• Technology Committee (Chair)	✓

•  Significant experience in the areas of solutions strategy, product strategy, product development and business management in software-based companies

•  Domain experience in the travel industry

•  International expertise

Name and Occupation	Committee Roles	Independent	Experience Highlights
Lawrence W. Kellner President, Emerald Creek Group, LLC Chairman of the Board, Sabre Corporation	• Governance and Nominating Committee (Chair) • Executive Committee	✓

•  Significant experience and relationships in the commercial aviation and travel industries, including oversight of technology utilized in these industries

•  Significant corporate governance experience

•  Financial expertise

•  As Chairman of the Board, provides key strategic guidance to both our Board and management, and spends a significant amount of time engaging in matters related to our Board

Judy Odom Retired Chief Executive Officer and Chairman of the Board, Software Spectrum, Inc.	• Audit Committee (Chair)	✓

•  Broad leadership perspective on strategic and operating issues

•  Insight and perspective of a successful entrepreneur and long-serving CEO with international operating experience

•  Audit Committee financial expert

Karl Peterson Senior Partner, TPG, and Managing Partner, TPG Pace Group	• Compensation Committee • Executive Committee • Governance and Nominating Committee	✓

•  Extensive experience as a director of several travel and technology companies

•  Former executive of an online travel company

•  Private equity investor with significant experience working with public companies

Sabre’s Governance Profile

When Sabre conducted its initial public offering in 2014, its Certificate of Incorporation and bylaws contained provisions consistent with those of other similarly-situated companies with concentrated principal stockholder ownership levels, including provisions for plurality voting for directors, a classified Board of Directors, and supermajority voting requirements to amend certain provisions in the governing documents. When initially adopting these provisions, our Board of Directors considered them to be consistent with stockholders’ interests, including the fact that they help enhance the Board’s long-term vision for Sabre and reduce Sabre’s vulnerability to potentially abusive takeover tactics.

As part of Sabre’s ongoing stockholder outreach program described in our definitive proxy statement, we have discussed the Board’s approach to, as well as investors’ viewpoints on, Sabre’s governance structure, including the provisions described above. Generally, while these stockholders’ views on our governance structure varied, most appreciated that this structure following our initial public offering was consistent with that of other similarly-situated companies and that we would continue to evaluate it over time.

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Consistent with the evaluation of our corporate governance framework over time, in 2017 Sabre implemented a majority vote standard in uncontested director elections. In addition, as discussed below, our Board of Directors has approved and recommended that at our 2018 Annual Meeting stockholders approve an amendment to our Certificate of Incorporation to declassify the Board of Directors.

For the foregoing reasons and those included in our definitive proxy statement, our Board of Directors continues to unanimously recommend that our stockholders vote “FOR” the election of Ms. Odom and Messrs. Couturier, Kellner and Peterson to serve a three-year term.

Amendment of Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors

We are proposing to amend our Certificate of Incorporation to increase the maximum number of directors from 11 to 13. This amendment, if approved by stockholders, would provide the Board of Directors with additional flexibility to increase the number of directors if it determines that the addition of new directors would enhance the Board’s profile.

For the foregoing reasons and those included in our definitive proxy statement, our Board of Directors continues to unanimously recommend that our stockholders vote “FOR” the proposed amendment of our Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors.

Amendment of Certificate of Incorporation to declassify the Board of Directors

We are proposing to amend our Certificate of Incorporation to declassify our Board of Directors. If the proposed amendment is approved by stockholders, current directors, including those re-elected to three-year terms at the 2018 annual meeting, will continue to serve the remainder of their elected terms and, beginning with the first annual meeting following the stockholders’ approval of the amendment (the 2019 Annual Meeting), directors will be elected to one-year terms so that by the 2021 Annual Meeting, all directors will be elected annually. While there are valid arguments in favor of and in opposition to a classified board structure, the Board believes that corporate governance standards have evolved and that annual elections of directors will provide Sabre’s stockholders with the opportunity to register their views on the performance of the entire Board each year. In addition, in accordance with Delaware law, we are also proposing to amend the Certificate of Incorporation to eliminate the provision that allows stockholders to remove directors only for cause.

For the foregoing reasons and those included in our definitive proxy statement, our Board of Directors continues to unanimously recommend that our stockholders vote “FOR” the proposed amendment of our Certificate of Incorporation to declassify the Board of Directors.

Advisory, non-binding vote on the compensation of our named executive officers

Stockholders are asked to cast an advisory, non-binding vote on the compensation of our named executive officers, as described in “Compensation Discussion and Analysis” and the executive compensation tables following that section in our definitive proxy statement.

As discussed in our definitive proxy statement, our executive compensation philosophy, which is embodied in the design and operation of our executive compensation program, provides that a substantial portion of each year’s target total direct compensation opportunity for our executive officers, including our named executive officers, is delivered through our annual and long-term incentive compensation awards which are earned contingent on our ability to meet and exceed our annual and long-term objectives. We believe this “pay-for-performance” philosophy creates commonality of interest between our executive officers and stockholders for long-term value creation.

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As noted above, we have continued our investor outreach program, which included discussions regarding our executive compensation program. In response to, and after carefully considering stockholder feedback provided, the Compensation Committee approved changes to our executive compensation program, as highlighted below.

What we heard	What we did
• A preference for the use of Adjusted EBITDA as a performance measure for our annual cash incentive plan	• Replaced Adjusted EBITDA with Adjusted EPS as an annual incentive performance measure for 2017

• A preference for performance-based restricted stock units over time-based restricted stock unit awards in connection with executive officer promotions, recognition or retention	• Moved to grants of performance-based restricted stock unit awards in connection with executive officer promotions or retention concerns, beginning in July 2017

• A desire for changes to the performance measurement period of our performance-based restricted stock units awards

•  Beginning with the 2018 annual equity awards, performance-based restricted stock awards have four one-year performance measurement periods, with the potential to receive up to 150% of the target amount of performance-based restricted stock units based on our actual performance for each of the four measurement periods

Outstanding Shares

The definitive proxy materials incorrectly stated that 290,622,296 shares of common stock were outstanding on March 26, 2018 and entitled to vote at the Annual Meeting. The correct number of shares outstanding as of March 26, 2018 is 275,509,510, all of which are entitled to vote at the Annual Meeting.

Your vote is important. Please carefully consider the proposals included in our definitive proxy statement, as well as matters discussed in these additional proxy materials, and vote your shares as follows:

•	FOR the election of Ms. Odom and Messrs. Couturier, Kellner and Peterson, each to serve a three-year term,

•	FOR the ratification of the appointment of our independent auditors,

•	FOR the amendment of our Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors,

•	FOR the amendment of our Certificate of Incorporation to declassify the Board of Directors, and

•	FOR the advisory, non-binding vote on the compensation of our named executive officers.

Only stockholders of record at the close of business on March 26, 2018 may vote at our 2018 Annual Meeting. Our definitive proxy statement and Sabre’s 2017 annual report are available at www.proxydocs.com/SABR.

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